                                                                EXHIBIT 10.2


                          SECURITIES PURCHASE AGREEMENT

                                  By and Among

                             PRICE ENTERPRISES, INC.

                                       and

                     WARBURG, PINCUS EQUITY PARTNERS, L.P.,
              WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V., WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V., WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

                           Dated as of March 21, 2001

                                TABLE OF CONTENTS


                                                                                                    PAGE
ARTICLE I.  DEFINITIONS...............................................................................5

Section 1.1.  Definitions.............................................................................5

ARTICLE II.  PURCHASE OF COMPANY PREFERRED SHARES; CLOSING ..........................................11

Section 2.1.  Authorization of Securities............................................................11
Section 2.2.  Securities Purchase....................................................................11
Section 2.3.  Additional Agreements and Closing Deliveries...........................................12

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ....... .................................12

Section 3.1.  Existence; Good Standing; Authority; Compliance with Law...............................12
Section 3.2.  Authority Relative to Agreements; Approvals............................................13
Section 3.3.  Capitalization.........................................................................14
Section 3.4.  Subsidiaries...........................................................................15
Section 3.5.  Other Interests........................................................................15
Section 3.6.  No Conflicts; No Defaults; Required Filings and Consents...............................15
Section 3.7.  SEC Documents..........................................................................16
Section 3.8.  Litigation.............................................................................17
Section 3.9.  Absence of Certain Changes.............................................................17
Section 3.10.  Undisclosed Liabilities...............................................................18
Section 3.11.  Taxes.................................................................................18
Section 3.12.  Books and Records.....................................................................20
Section 3.13.  Properties............................................................................20
Section 3.14.  Environmental Matters.................................................................25
Section 3.15.  Employee Benefit Plans................................................................27
Section 3.16.  Employee and Labor Matters............................................................28
Section 3.17.  Insurance.............................................................................29
Section 3.18.  No Brokers............................................................................29
Section 3.19.  Proxy Statement and Other Information.................................................30
Section 3.20.  Vote Required.........................................................................30
Section 3.21.  Opinion of Financial Advisor..........................................................30
Section 3.22.  Related Party Transactions............................................................30
Section 3.23.  Contracts and Commitments.............................................................31
Section 3.24.  Maryland Takeover Law.................................................................31
Section 3.25.  Intellectual Property.................................................................31
Section 3.26.  Investment Company....................................................................33
Section 3.27.  Full Disclosure.......................................................................33

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
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER ...............................................33

Section 4.1.  Organization..........................................................................33
Section 4.2.  Due Authorization.....................................................................33
Section 4.3.  Conflicting Agreements and Other Matters..............................................33
Section 4.4.  Acquisition for Investment; Sophistication............................................34
Section 4.5.  REIT Qualification Matters............................................................34
Section 4.6.  Access to Information.................................................................34
Section 4.7.  Accuracy of Information...............................................................35

ARTICLE V.   COVENANTS RELATING TO CLOSINGS.........................................................35

Section 5.1.  Taking of Necessary Action............................................................35
Section 5.2.  Public Announcements..................................................................36
Section 5.3.  No Solicitation of Transactions.......................................................36
Section 5.4.  Notice of Breaches....................................................................38
Section 5.5.  Access to Information.................................................................38
Section 5.6.  Regulatory and Other Approvals........................................................38
Section 5.7.  Conduct of Business by the Company Prior to Closing...................................39
Section 5.8.  Environmental Assessments.............................................................42
Section 5.9.  Fulfillment of Conditions.............................................................42
Section 5.10. Confidentiality.......................................................................42

ARTICLE VI.  CERTAIN ADDITIONAL COVENANTS ..........................................................42

Section 6.1.  Resale................................................................................42
Section 6.2.  REIT Status...........................................................................43
Section 6.3.  Financial and Business Information....................................................43
Section 6.4.  Board Committees; Expenses............................................................43
Section 6.5.  Terms of Exchange Offer...............................................................43
Section 6.6.  Agreement to Vote Shares..............................................................43
Section 6.7.  REIT Certification....................................................................43
Section 6.8.  Additional Shares.....................................................................44

ARTICLE VII.  CONDITIONS TO CLOSING ................................................................44

Section 7.1.  Conditions of Purchase................................................................44
Section 7.2.  Conditions of Sale....................................................................46

ARTICLE VIII.  SURVIVAL; INDEMNIFICATION ...........................................................47

Section 8.1.  Survival of Representations and Warranties............................................47
Section 8.2.  Indemnification by the Company........................................................47
Section 8.3.  Indemnification by Buyer..............................................................48
Section 8.4.  Damages Threshold.....................................................................48
Section 8.5.  Third-Party Claims....................................................................48
Section 8.6.  REIT Indemnification..................................................................49

ARTICLE IX.  TERMINATION                                                                            49

Section 9.1.  Termination...........................................................................49
Section 9.2.  Procedure and Effect of Termination...................................................50
Section 9.3.  Expenses and Taxes....................................................................51

ARTICLE X.  MISCELLANEOUS...........................................................................52

Section 10.1.  Counterparts.........................................................................52
Section 10.2.  Governing Law........................................................................52
Section 10.3.  Entire Agreement.....................................................................52
Section 10.4.  Notices..............................................................................52
Section 10.5.  Successors and Assigns...............................................................53
Section 10.6.  Headings.............................................................................53
Section 10.7.  Amendments and Waivers...............................................................53
Section 10.8.  Interpretation; Absence of Presumption...............................................53
Section 10.9.  Severability.........................................................................54
Section 10.10.  Further Assurances..................................................................54
Section 10.11.  Specific Performance................................................................54


Exhibits

Exhibit A      Purchase Price
Exhibit B      Price Voting Stockholders Agreement
Exhibit C      Registration Rights Agreement
Exhibit D      Form of Warrant
Exhibit E      Resolutions of the Company
Exhibit F      Form of Amended Articles of Incorporation
Exhibit G      Form of REIT Representation Certificate of Buyer


SELLER DISCLOSURE LETTER

Schedule 1.1           Contemplated Transactions
Schedule 3.1           Existence; Good Standing; Authority; Compliance with Law
Schedule 3.3           Capitalization
Schedule 3.4           Subsidiaries
Schedule 3.5           Other Interests
Schedule 3.6           No Conflicts; No Defaults; Required Filings or Consents
Schedule 3.8           Litigation
Schedule 3.10          Undisclosed Liabilities
Schedule 3.11          Taxes
Schedule 3.13          Properties
Schedule 3.14          Environmental Matters
Schedule 3.15          Employee Benefit Plans
Schedule 3.15(k)       Employment Related Payments
Schedule 3.17          Insurance
Schedule 3.22          Related Party Transactions
Schedule 3.23          Contracts & Commitments
Schedule 3.25          Intellectual Property
Schedule 5.7           Conduct of Business by the Company
Schedule 7(i)          Non-Investor Nominee Directors


                  THIS SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of March 21, 2001, is made by and among Price Enterprises, Inc., a Maryland corporation (the "Company"), and Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (each, a "Warburg Entity," and collectively, "Buyer").

                                    RECITALS:

                  WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among Excel Legacy Corporation ("Legacy"), the Company and PEI Merger Sub, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), to effect a merger between Legacy and Merger Sub (the "Merger");

                  WHEREAS, subject to the terms and conditions hereof, the Company desires to sell to Buyer and Buyer desires to purchase from the Company
(i) an aggregate 17,985,612 of 9% Series B Junior Convertible Redeemable Preferred Stock, $.0001 par value per share (the "Company Series B Preferred Shares"), and (ii) one or more warrants, each substantially in the form of EXHIBIT D hereto, to purchase an aggregate of 2,500,000 shares of Common Stock of the Company, $.0001 par value per share ("Company Common Shares"), in accordance with the terms of such warrant at an exercise price of $8.25 per share (the "Warrants");

                  WHEREAS, the Board of Directors (the "Board"), based on the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has approved, and deems it advisable and in the best interests of the stockholders of the Company to consummate, the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, as an inducement to Buyer to enter into this Agreement, each of the Board and certain stockholders has approved the terms of a Voting Stockholders Agreement in the form of EXHIBIT B (the "Voting Stockholders Agreement") to be entered into by the Company, Buyer and other stockholders, concurrently with the execution of this Agreement pursuant to which each of such stockholders has agreed to vote its capital stock holdings for approval of the transactions contemplated by this Agreement; and

                  WHEREAS, as an inducement to Buyer to enter into this Agreement, each of the Board and certain stockholders has approved the terms of a Registration Rights Agreement in the form of EXHIBIT C (the "Registration Rights Agreement") to be entered into by the Company, Buyer and other stockholders;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Section 1.1. DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" shall mean any (a) director, officer or stockholder holding 5% or more of the capital stock (on a fully-diluted basis) of such person, (b) spouse, parent, sibling or descendant of such person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such person) and (c) other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Any person that beneficially owns, directly or indirectly, 25% or more of the voting securities of another person or any person that designates one or more members of the board of directors of another person shall be deemed to control such other person.

                  "Agreement" shall have the meaning set forth in the first paragraph hereof.

                  "Amended Articles of Incorporation" shall have the meaning set forth in Section 5.1(b).

                  "Articles of Incorporation" shall mean the Company's Articles of Incorporation filed with the SDAT, as amended and supplemented.

                  "Blue Sky Laws" shall have the meaning set forth in Section 3.6(e).

                  "Board" shall have the meaning set forth in the recitals.

                  "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

                  "Buyer" shall have the meaning set forth in the first paragraph hereof.

                  "Buyer Indemnified Persons" shall have the meaning set forth in Section 8.2.

                  "Buyer Ownership Ratio" shall have the meaning set forth in
Section 6.8.

                  "Bylaws" shall have the meaning set forth in Section 3.1(f).

                  "CERCLIS" shall have the meaning set for the in Section
3.14(h).

                  "Charter Documents" shall mean the certificate or articles of incorporation or bylaws (in the case of a corporation), trust agreement, deed or trustees' regulations (in the case of a trust), limited liability company or operating agreement or registration certificate (in the case of a limited liability company) or agreement or certificate of partnership or joint venture (in the case of a partnership or joint venture) or co-tenancy agreement.

                  "Closing" shall have the meaning set forth in Section 2.2(b).

                  "Closing Date" shall have the meaning set forth in Section 2.2(b).

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as in effect on the date hereof.

                  "Collateral Shares" shall have the meaning set forth in
Section 6.8.

                  "Commitment" shall have the meaning set forth in Section 3.9.

                  "Company" shall have the meaning set forth in the first paragraph hereof.

                  "Company Common Share" shall have the meaning set forth in the recitals hereof.

                  "Company Indemnified Person" shall have the meaning set forth in Section 8.3.

                  "Company Material Adverse Effect" shall have the meaning set forth in Section 3.1(a).

                  "Company Preferred Shares" shall mean the Company Series A Preferred Shares and the Company Series B Preferred Shares.

                  "Company Property" and "Company Properties" shall have the respective meanings set forth in Section 3.13(a).

                  "Company Reports" shall have the meaning set forth in Section 3.7.

                  "Company Series A Preferred Shares" shall have the meaning set forth in Section 3.3.

                  "Company Series B Preferred Shares" shall have the meaning set forth in the recitals hereof.

                  "Company Stockholders Meeting" shall have the meaning set forth in Section 5.1(b) hereof.

                  "Company Subsidiaries" shall have the meaning set forth in
Section 3.4.

                  "Competing Transaction" shall mean (other than the Merger or any Contemplated Transaction) (i) any acquisition in any manner, directly or indirectly (including through any option, right to acquire or other beneficial ownership), of more than 25% of the equity securities, on a fully diluted basis, of the Company by a single person or a group of related persons, or all or substantially all of the assets of the Company, other than any of the transactions contemplated by this Agreement or (ii) any merger, consolidation, share exchange, recapitalization, other business combination, or liquidation of the Company, other than any of the transactions contemplated by this Agreement.

                  "Contemplated Transactions" shall mean those certain real estate transactions contemplated by the Company on the date hereof and disclosed to Buyer on Schedule 1.1 of the Disclosure Letter.

                  "Contracts" shall have the meaning set forth in Section
3.6(d).

                  "Conversion Shares" shall mean the Company Common Shares issuable upon conversion of the Company Series B Preferred Shares and upon exercise of the Warrant.

                  "Damages" shall have the meaning set forth in Section 8.2.

                  "Disclosure Letter" shall have the meaning set forth in
Section 3.1(c).

                  "Encumbrance" and "Encumbrances" shall have the respective meanings set forth in Section 3.12(i).

                  "Environmental Laws" shall mean any and all federal, state and local statutes, laws (including common law), ordinances, rules, regulations, orders, permits, judgments, and directives concerning the protection of the environment, natural resources, human health and safety and employee health and safety, including, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the federal Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Clear Water Act, the Clean Air Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and analogous state or local laws, and the rules and regulations adopted and promulgated pursuant to each of the foregoing Environmental Laws.

                  "ERISA" shall have the meaning set forth in Section 3.15(a).

                  "ERISA Affiliate" shall have the meaning set forth in Section 3.15(b).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Financial Statements" shall have the meaning set forth in
Section 3.7.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "Governmental Entity" shall have the meaning set forth in
Section 3.1(d).

                  "Ground Lease" and "Ground Leases" shall have the respective meanings set forth in Section 3.13(a).

                  "Hazardous Materials" shall have the meaning set forth in
Section 3.14(d).

                  "Indemnification Period" shall have the meaning set forth in
Section 8.1.

                  "Indemnified Party" shall mean Buyer or the Company, as the context may require, pursuant to Article 8 hereof.

                  "Insured Matters" shall have the meaning set forth in Section 3.13(j).

                  "Intellectual Property" shall mean all of the following, owned or used in the business of the Company or its Subsidiaries: (i) trademarks and service marks (registered or unregistered), trade dress, product configurations, trade names and other names and slogans embodying business or product goodwill or indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and goodwill associated therewith; (ii) patentable inventions (whether patentable or unpatentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information and the right in any jurisdiction to limit the use of disclosure thereof; (iv) copyrights in writings, designs, software programs and software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto; (vii) licenses, immunities, covenants not to sue and the like relating to the foregoing; (viii) books and records describing or used in connection with the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

                  "Investor Nominees" shall have the meaning set forth in
Section 7.1(i).

                  "IRS" shall mean the Internal Revenue Service.

                  "Knowledge" shall mean, with respect to the Company, the actual knowledge of the officers of the Company, or the knowledge which an ordinary and prudent business person employed in the same capacity in the same type and size of business as the Company would be reasonably expected to have.

                  "Lease" and "Leases" shall have the respective meanings set forth in Section 3.12(a).

                  "Legacy Competing Transaction" shall mean (other than the Merger or any Contemplated Transaction) (i) any acquisition in any manner, directly or indirectly (including through any option, right to acquire or other beneficial ownership), of more than 25% of the equity securities, on a fully diluted basis, of Legacy by a single person or a group of related persons, or all or substantially all of the assets of Legacy, other than any of the transactions contemplated by this Agreement or (ii) any merger, consolidation, share exchange, recapitalization, other business combination, or liquidation of Legacy, other than any of the transactions contemplated by this Agreement.

                  "Listed Intellectual Property" shall have the meaning set forth in Section 3.25(b).

                  "Merger Agreement" shall have the meaning set forth in the Recitals.

                  "Multiemployee Plan" shall have the meaning set forth in
Section 3.15(b).

                  "Nasdaq" shall mean The Nasdaq National Market.

                  "Options" shall have the meaning set forth in Section 3.3(f).

                  "Other Filings" shall have the meaning set forth in Section 5.1(b).

                  "Pension Plan" shall have the meaning set forth in Section 3.15(c).

                  "Permits" shall have the meaning set forth in Section 3.1(e).

                  "Permitted Encumbrances" shall have the meaning set forth in
Section 3.13(i).

                  "Person" shall mean an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "Plans" shall have the meaning set forth in Section 3.15(a).

                  "Preferred Offer" shall have the meaning set forth in the Amended Articles of Incorporation.

                  "Project Debt" shall mean the debt incurred in connection with the projects set forth in Schedule 1.1 of the Disclosure Letter under the heading "Debt Incurrence."

                  "Property Restrictions" shall have the meaning set forth in
Section 3.13(i).

                  "Proxy Statement" shall have the meaning set forth in Section 5.1(b).

                  "Purchase Price" shall have the meaning set forth in Exhibit
A.

                  "REA" and "REAs" shall have the respective meanings set forth in Section 3.13(g).

                  "Registration Rights Agreement" shall have the meaning set forth in the recitals hereof.

                  "Regulatory Filings" shall have the meaning set forth in
Section 3.6(e).

                  "REIT" shall have the meaning set forth in Section 7.1(f).

                  "Rent Roll" shall have the meaning set forth in Section
3.13(a).

                  "SDAT" shall have the meaning set forth in Section 3.6(e).

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities" means the collective reference to the Company Series B Preferred Shares and the Warrants.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Securities Laws" mean the Exchange Act and the Securities
Act.

                  "Security Deposits" shall have the meaning set forth in
Section 3.13(c).

                  "Special Committee" shall have the meaning set forth in the recitals.

                  "Stockholder Approval" shall have the meaning set forth in
Section 7.1(j).

                  "Stockholders Meeting" shall have the meaning set forth in
Section 5.1(c).

                  "Subsequent Transaction" shall have the meaning set forth in
Section 5.3.

                  "Subsidiary" shall mean, with respect to any party, any corporation, partnership, joint venture, limited liability company, business trust or other entity, of which such party directly or indirectly owns or controls more than 50% of the equity interests.

                  "Superior Proposal" shall have the meaning set forth in
Section 5.3.

                  "Taxes" shall mean all federal, state, local and foreign income, property, sales, franchise, employment, excise, withholding, estimated and other taxes, tariffs or governmental charges of any nature whatsoever including any liability under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), together with penalties, interest or additions to Tax with respect thereto; and the term "Tax" shall mean any of the foregoing Taxes.

                  "Tax Return" shall mean all returns, declarations, reports, statements, and other documents required to be filed with any federal, state, local or foreign tax authority in respect of Taxes.

                  "Tender Offer" shall have the meaning set forth in the Merger Agreement.

                  "Termination Fee" shall have the meaning set forth in Section 9.2(b).

                  "Third Party Claim" shall have the meaning set forth in
Section 8.5.

                  "Third Party Indemnified Party" shall have the meaning set forth in Section 8.5.

                  "Third Party Indemnifying Party" shall have the meaning set forth in Section 8.5.

                  "Title Policy" and "Title Policies" shall have the respective meanings set forth in Section 3.13(j).

                  "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement and the Voting Stockholders Agreement.

                  "Utility Equipment" shall have the meaning set forth in
Section 3.13(s).

                  "Voting Proposals" shall have the meaning set forth in Section 5.1(b) hereof.

                  "Voting Stockholders Agreement" shall have the meaning set forth in the recitals hereof.

                  "Warrants" shall have the meaning set forth in the recitals.


                                  ARTICLE II.

                  PURCHASE OF COMPANY PREFERRED SHARES; CLOSING

     Section 2.1. AUTHORIZATION OF SECURITIES. Prior to the Closing, the Company shall have duly (i) designated, created and authorized the Company Series B Preferred Shares and the issuance and sale of shares thereof pursuant to this Agreement and (ii) authorized the Warrants and the issuance and sale thereof pursuant to this Agreement.

     Section 2.2. SECURITIES PURCHASE.

          (a) SALE AND PURCHASE. At the Closing, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, for an aggregate purchase price of $100,000,000 (i) a total of 17,985,612 shares of Company Series B Preferred Shares, having the rights, preferences, privileges and restrictions set forth in the Amended Articles of Incorporation, each share convertible into shares of Company Common Shares in accordance with the terms of the Amended Articles of Incorporation, and (ii) the Warrants, having the terms set forth in the form of Warrant attached hereto as EXHIBIT D, to purchase an aggregate of 2,500,000 shares of Company Common Shares. The number of Shares and Warrants to be purchased at the Closing by each Buyer, and the portion of the aggregate purchase price to be paid by each Buyer, are set forth next to each Buyer's name on EXHIBIT A hereto.

          (b) DELIVERY OF SECURITIES; PAYMENT OF PURCHASE PRICE. The closing of the purchase and sale of the Securities (the "Closing") shall take place immediately subsequent to the Merger following the satisfaction or waiver of each of the conditions set forth in Section 7.1 hereof or such other date as Buyer and the Company agree in writing (the "Closing Date"). Delivery of the Securities purchased by Buyer pursuant to this Agreement will be made at the Closing by the Company delivering to Buyer, against payment of the purchase price therefor, (i) a stock certificate or certificates, dated the Closing Date, free and clear of all Encumbrances (unless created by Buyer or any of its Affiliates), representing the number of Company Series B Preferred Shares purchased by Buyer with each certificate being registered in the name of Buyer and (ii) Warrant Certificates, dated the Closing Date, representing the number of Warrants purchased by Buyer, with each such certificate being registered in the name of the respective Buyer, duly executed and delivered by the Company and Buyer. Payment by Buyer of the agreed purchase price for the Company Series B Preferred Shares and Warrants shall be made by wire transfer (to the account of the Company previously designated by it in writing) and the Company shall acknowledge receipt from Buyer of payment in full.

     Section 2.3. ADDITIONAL AGREEMENTS AND CLOSING DELIVERIES.

          (a) In addition to the other obligations required hereby, at the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following: all certificates and other instruments and documents required by this Agreement to be delivered by the Company to Buyer at or prior to the Closing.

          (b) In addition to the delivery of the Purchase Price and the other obligations required hereby, at the Closing, Buyer shall deliver, or cause to be delivered, to the Company the following: if not previously delivered to the Company, all other certificates, documents, instruments and writings required pursuant hereto to be delivered by or on behalf of Buyer at or before the Closing.

     Section 2.4. TIME AND PLACE OF CLOSING. The Closing shall take place at 10:00 a.m. San Diego time on the Closing Date at the offices of Latham & Watkins, 12636 High Bluff Drive, San Diego, California or at such other place and time as the Company and Buyer shall mutually agree.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer as follows:

     Section 3.1. EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified individually or in the aggregate is not having and could not be reasonably expected to have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate, lease and encumber its assets and properties and carry on its business as now conducted.

          (b) Each of the Company's Subsidiaries is a limited liability company, corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its assets and properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, lease or use of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.

          (c) Schedule 3.1 of the letter dated the date hereof and delivered by the Company concurrently with the execution and delivery of this Agreement (the "Disclosure Letter") sets forth, as of the date hereof, (i) the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and (ii) if any Subsidiary is not wholly owned, directly or indirectly, by the Company, the record and beneficial owners of outstanding shares of its capital stock or beneficial interests, as applicable.

          (d) Within the past three years neither the Company nor any of its Subsidiaries has received written notice that it is in violation of any order of any federal, state, local or foreign governmental body, court, arbitration board, tribunal, commission, agency or authority ("Governmental Entity"), or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such notice remains pending and any such alleged violation would have a Company Material Adverse Effect.

          (e) To the Knowledge of the Company, the Company and its Subsidiaries hold all material permits, registrations, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Permits") and have taken all material actions required by applicable law or governmental regulations in connection with their business as now conducted. The Company and its Subsidiaries are in material compliance with the terms of the Permits and such Permits are valid and in full force and effect.

          (f) True and correct copies of the Company's Charter Documents and the Bylaws of the Company (the "Bylaws") have been made available to Buyer.

     Section 3.2. AUTHORITY RELATIVE TO AGREEMENTS; APPROVALS.

          (a) The execution, delivery and performance of the Transaction Documents have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and the Voting Stockholders Agreement have been duly executed and delivered by the Company for itself, and upon the Closing, the Registration Rights Agreement shall be duly executed and delivered by it and upon execution and delivery by Buyer, constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

          (b) The Special Committee and the Board have, as of the date hereof, approved the Transaction Documents and the transactions contemplated hereby and thereby, and the Special Committee and the Board have determined to recommend that the stockholders of the Company vote in favor of the Voting Proposals.

          (c) The Company Series B Preferred Shares, the Conversion Shares and the Company Common Shares to be issued pursuant to the Warrants have been duly authorized and reserved for issuance, and will be issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom, and upon issuance in accordance with the provisions of this Agreement and the Warrant will be duly and validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the Company.

          (d) The issue and sale of the Company Series B Preferred Shares and the Warrants hereunder will not give any stockholder of the Company the right to demand payment for its shares under Maryland law or give rise to any preemptive or similar rights.

     Section 3.3. CAPITALIZATION.

          (a) The authorized shares of capital stock of the Company consist of 100,000,000 shares of capital stock, $.0001 par value per share, of which 74,000,000 are classified as Company Common Shares and 26,000,000 are classified as 8 3/4% Series A Cumulative Redeemable Preferred Stock (the "Company Series A Preferred Shares").

          (b) As of March 16, 2001, the Company had issued and outstanding 13,309,006 Company Common Shares and 23,915,296 Company Series A Preferred Shares.

          (c) Immediately following the consummation of the transactions contemplated by this Agreement, the authorized shares of capital stock of the Company shall consist of 150,000,000 shares of capital stock, $.0001 par value per share, of which 97,038,596 shall be classified as Company Common Shares, 27,849,771 shall be classified as the Company Series A Preferred Shares and 25,111,633 shall be classified as Company Series B Preferred Shares.

          (d) Except as set forth in Schedule 3.3 of the Disclosure Letter immediately following the consummation of the transactions contemplated by this Agreement, the Company will have issued and outstanding 53,686,439 Company Common Shares, 23,915,296 Company Series A Preferred Shares and 17,985,612 Company Series B Preferred Shares.

          (e) Except for the Company Series A Preferred Shares and as set forth in Schedule 3.3 of the Disclosure Letter, the Company has no outstanding shares, bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote (other than the Options)) with the holders of Company Common Shares on any matter. All such issued and outstanding Company Common Shares and Company Series A Preferred Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the Company.

          (f) Except as set forth in Schedule 3.3 of the Disclosure Letter, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of stock of the Company or any of its Subsidiaries (collectively, "Options").

          (g) The Company has paid all declared dividends on the Company Series A Preferred Shares.

          (h) There are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares or which restrict the transfer of any such shares, nor does the Company have Knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares other than those set forth in the Charter Documents with respect to the maintenance of the Company as a REIT and the share ownership limit set forth therein. Other than with respect to the Series A Preferred Shares, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or any other securities of the Company.

          (i) The Company is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     Section 3.4. SUBSIDIARIES. Except as set forth in Schedule 3.4 of the Disclosure Letter, the Company owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of its Subsidiaries (the "Company Subsidiaries"). Each of the outstanding shares of capital stock of or other equity interest in each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned by the Company or a wholly-owned Company Subsidiary free and clear of all Encumbrances. There are no outstanding Options (except as set forth in Schedule 3.3 of the Disclosure Letter) obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interest in, any Subsidiary of the Company or to grant, extend or enter into any such option or voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or any Company Subsidiary with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Company Subsidiary.

     Section 3.5. OTHER INTERESTS. Except for interests in the Company Subsidiaries and as set forth in Schedule 3.5 of the Disclosure Letter, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business, limited liability company, trust or entity (other than investments in short-term investment securities).

     Section 3.6. NO CONFLICTS; NO DEFAULTS; REQUIRED FILINGS AND CONSENTS. Neither the execution and delivery by the Company hereof, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will:

          (a) conflict with, violate or result in a breach of any provisions of
     (i) the Charter Documents or Bylaws of the Company or (ii) the Charter Documents of any Company Subsidiary (assuming, in each case, the Company's receipt of an executed certificate in the form of Exhibit G for each Warburg Entity);

          (b) result in any material breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any compensation plan or any grant or award of the Company or any Company Subsidiary;

          (c) violate or conflict with any statute, law, rule, ordinance, regulation, judgment, order, writ, decree, permit or injunction of any Governmental Entity applicable to the Company or its Subsidiaries;

          (d) violate or conflict with or result in any material breach of any material provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, or result in or give to any person any right of payment or reimbursement, termination, cancellation or modification of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed to secure debt, security agreement, reciprocal easement agreement, management agreement, leasing agreement or deed of trust or any license, franchise, permit, lease, sublease, occupancy agreement, contract, agreement or other instrument, commitment or obligation (collectively, "Contracts") to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries or any of their respective assets or properties is bound or affected in each case, as the same may have been modified, amended, extended or renewed; or

          (e) require any consent, registration, declaration, filing, approval or authorization of, or declaration, filing or registration with, any other party to any contract, or any Governmental Entity, other than any filings required under the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the laws of any foreign country in which the Company or its Subsidiaries conducts any business or owns any property or assets (collectively, the "Regulatory Filings"), and any material filings required to be made with the Department of Assessments and Taxation of the State of Maryland ("SDAT") or any national securities exchange on which the Company Common Shares are listed. Except as set forth in Schedule 3.6 of the Disclosure Letter and the Schedules thereto, no consent, approval or action of, filing with or notice to, any other party to any contract, or any Governmental Entity or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental Entity or any Contract to which the Company or any Company Subsidiary or any of their respective assets or properties is bound for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.

     Section 3.7. SEC DOCUMENTS. The Company has made available to Buyer prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement (as declared effective and any post-effective amendments), definitive proxy statement and other documents (together with all amendments thereof and supplements thereto) filed by the Company or any Company Subsidiary with the SEC since December 31, 1999 (as such documents have since the time of their filing been amended or supplemented, the "Company Reports"), which are all the documents (other than preliminary material) that the Company or any other Company Subsidiary were required to file under the Securities Laws since such date. The Company has timely filed all Company Reports since December 31, 1999. As of their respective dates, the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim financial statements ("Financial Statements") of the Company included in or incorporated by reference into the Company Reports (including in each case the related notes and schedules) complied as to form in all material respects with the Securities Laws and fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings, results of operations and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC.

     Section 3.8. LITIGATION. Except as set forth in Schedule 3.8 of the Disclosure Letter, there are (i) not in effect any orders, injunctions or decrees of any Governmental Entity to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound or, to the Knowledge of the Company, any such orders, injunctions or decrees relating to the Company to which any of its directors, officers, employees or agents is a party, and (ii) no actions, suits, arbitrations or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any Company Subsidiary or, except as set forth in
Schedule 3.8 of the Disclosure Letter and fully covered by insurance, relating to any of the Company Properties. To the Knowledge of the Company, there are no Governmental Entity investigations or audits pending or threatened against, relating to or affecting the Company, any of the Company Subsidiaries or any of their respective assets or properties or against any of its directors, trustees, officers, employees or agents in such capacity or, to the Knowledge of the officers of the Company, threatened against the Company or any Company Subsidiary or against any of its directors, trustees, officers, employees or agents in such capacity at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

     Section 3.9. ABSENCE OF CERTAIN CHANGES. Except as expressly disclosed in the Company Reports filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices and there has not been
(i) any Company Material Adverse Effect, (ii) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of its Subsidiaries, other than Commitments in the ordinary course of business and/or the Merger Agreement, (iii) any action taken which, if taken after the date hereof, would constitute a breach of any provision or covenant herein, or (iv) any material change in the Company's accounting principles, practices or methods.

     Section 3.10. UNDISCLOSED LIABILITIES. Except (a) as disclosed in the Financial Statements, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since December 31, 1999, (ii) pursuant to the terms of this Agreement, (iii) as disclosed on
Schedule 3.10 of the Disclosure Letter, the Company does not have any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan.

     Section 3.11. TAXES.

          (a) The Company and each Company Subsidiary have (i) timely filed all Tax Returns required to be filed by any of them prior to the date hereof and all such Tax Returns are correct and complete in all material respects,
     (ii) paid all material Taxes for which they are separately or jointly liable, whether or not such Taxes are shown as due on Tax Returns, (iii) paid or caused to be paid or adequately accrued or reserved on its most recent balance sheet for all material Taxes which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it, (iv) accrued or reserved on its most recent balance sheet for any material liability for Taxes of the Company or any of its Subsidiaries not yet due and payable, and (v) complied in all material respects with all applicable laws relating to Taxes, including withholding Taxes. The Company has not received any notice of any audit (not since closed) of any Tax Return filed by the Company with respect to any tax year ending after December 1996, and the Company has not been notified by the IRS or any state or local taxing authority that any such audit is contemplated or pending. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Taxes. There is no action, suit, proceeding, investigation, audit or claim now pending against, or initiated with respect to, the Company or any of its Subsidiaries in respect of any Tax. Neither the Company nor any of its Subsidiaries has Knowledge of any such action, suit, proceeding, investigation, audit, or claim being threatened by any tax authority against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax (For this purpose, knowledge of any Company employee whose course of employment includes tax matters is deemed to constitute Knowledge). No property of the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of section 168(h) of the Tax Code. Neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954. No ruling with respect to Taxes (other than a request for a determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.11 of the Disclosure Letter, no closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or on behalf of the Company or any Company Subsidiary. Except as set forth in Schedule 3.11 of the Disclosure Letter, no jurisdiction where the Company or any Company Subsidiary has not filed a Tax Return has made a claim that the Company or such Company Subsidiary is required to file a Tax Return in such jurisdiction. All material elections with respect to Taxes of the Company or any Company Subsidiary are set forth in Schedule 3.11 of the Disclosure Letter. The Company and each Company Subsidiary have previously made available to Buyer complete and accurate copies of each of (i) all audit reports, letter rulings and technical advice memoranda relating to federal, state, local or foreign Taxes due with respect to the income or business of the Company or any Subsidiary, (ii) all income Tax Returns filed with any taxing authority (or the relevant portions of any combined, consolidated, or unitary Tax Return filed in any jurisdiction of which the Company or any Subsidiary is a member, including, without limitation, information relating to the computation of taxable income) filed by or on behalf of the Company or any Subsidiary in the last six years, and (iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by or on behalf of the Company or any Subsidiary with any taxing authority. The Company has incurred no liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. There are no Tax liens upon the assets of the Company or any of the Company Subsidiaries except liens for Taxes not yet due or payable. Except as between or among the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary is a party to any agreement relating to a sharing or allocation of Taxes, or has any liability for Taxes of any person other than the Company and the Company Subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), by contract or otherwise.

          (b) The Company (i) has elected to be taxed as a REIT commencing with its short taxable year ended December 31, 1997, (ii) has been subject to taxation and has filed its Tax Returns consistent with its status as a REIT and has satisfied all requirements to qualify as a REIT for all taxable years commencing with its short taxable year ended December 31, 1997 through its taxable year ended December 31, 2000, (iii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner so as to qualify as a REIT (for U.S. federal and California State income tax purposes) for its taxable year ending on December 31, 2001, and (iv) has not taken or omitted to take any action which would result in a challenge to its status as a REIT, has not received notice of such a challenge, and to the knowledge of the executive officers of the Company, no such challenge is pending or threatened (for this purpose, knowledge of any Company employee is deemed to constitute Knowledge). The Company represents that each of its Corporate Subsidiaries is, and at all times since its affiliation with the Company has qualified as, a qualified REIT subsidiary as defined in Section 856(i) of the Code, and that each of its Subsidiaries that is a partnership, limited liability company, joint venture or other legal entity (other than a corporation) has been treated since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded as an entity separate from its owner and not as an association taxable as a corporation. Except as set forth in Schedule 3.11 of the Disclosure Letter, none of the Company or the Company Subsidiaries (i) as of December 31, 2000, holds any assets the disposition of which would be subject to results similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treasury Regulation Section 1.337-5T or
     (ii) any earnings and profits accumulated in any non-REIT year within the meaning of Section 857 of the Code.

          (c) The Company has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code.

          (d) The Company has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

          (e) Neither the Company nor any of its Subsidiaries is a "foreign person" as such term is defined in Section 1445(f)(3) of the Code.

     Section 3.12. BOOKS AND RECORDS.

          (a) The books of account and other financial records of the Company and its Subsidiaries (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with sound business practices, (iii) have been maintained in a manner consistent with past practice, (iv) have recorded therein all the properties and assets and liabilities of the Company required to be reflected under GAAP, (v) reflect all transactions entered into by the Company or the Company Subsidiaries or to which the Company or the Company Subsidiaries is a party and (vi) are accurately reflected in the Financial Statements included in the Company Reports.

          (b) The minute books and other records of the Company and its Subsidiaries, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust or corporate action of the stockholders and trustees or directors and any committees thereof of the Company and its Subsidiaries and all actions of the partners or members of the Company's Subsidiaries.

     Section 3.13. PROPERTIES.

          (a) The Company and its Subsidiaries own good and marketable fee simple title to, or hold valid ground leases (each a "Ground Lease," and collectively "Ground Leases") in, each of the real properties identified separately as owned or leased real property in Schedule 3.13 of the Disclosure Letter and the improvements situated thereon (each a "Company Property," and collectively the "Company Properties"), which are all of the real estate properties owned or leased directly or indirectly by them.
     Schedule 3.13 of the Disclosure Letter sets forth a true, correct and complete copy of the rent rolls of the Company Properties (the "Rent Roll") as of March 1, 2001 and identifies all leases, as amended, supplemented or modified of greater than 10,000 square feet and a term of greater than three years (each a "Lease", and collectively, "Leases"). None of the Company Properties is subject to any right or option of any other person to purchase or lease or otherwise obtain title to, or any interest in, such Company Property. Other than the rights of tenants under the Leases no person, other than the Company or its Subsidiaries has the right to use, occupy or lease any of the Company Properties.

          (b) Except as identified on Schedule 3.13 of the Disclosure Letter, no tenant under any of the Leases has made any claim of material default by the landlord which continues uncured as of the date hereof. Neither the Company nor any of its Subsidiaries has sent any notice of material default to any of the lessees under any of the Leases, which default has not been cured, and, to the Knowledge of the Company and its Subsidiaries, there currently exist no defaults by any of the tenants under any of the Leases.

          (c) There are no leases executed by the Company or its Subsidiaries or other rights of occupancy or use granted by the Company or its Subsidiaries or their predecessors in title of any portion of any of the Company Properties other than the Leases. Each of the Leases is valid and subsisting and in full force and effect, and no rents or other payments or deposits are held by the Company, the Company's Subsidiaries or their agent, except the security deposits (together with the amount of accrued and unpaid interest thereon) described on the Rent Roll (the "Security Deposits") and rents prepaid for the current month. The Rent Roll reflects all of the Leases as modified, amended or supplemented. Except as set forth in Schedule 3.13 of the Disclosure Letter, no material amount due under any Lease remains unpaid and no material controversy, claim, dispute or disagreement exists between the parties to the Leases. The Company and/or its Subsidiaries has completed all material tenant improvement work and other alteration required to be performed by the Company and/or its Subsidiaries prior to the date hereof pursuant to such Lease.

          (d) Except as set forth in Schedule 3.13 of the Disclosure Letter, no rents due under, or any other interest in, any of the Leases have been assigned, pledged or encumbered in any way.

          (e) All Security Deposits are being, and have been, held in compliance in all material respects with all laws, ordinances, order, rules, regulations and requirements of any governmental entity which may be applicable thereto.

          (f) No broker, finder, investment banker or other person is entitled to any broker's commission, finders fee or other fee or commission payable by the Company or any of its Subsidiaries with respect to the Properties except as disclosed in the Company Reports.

          (g) Schedule 3.13 of the Disclosure Letter lists all (i) agreements under which the Company or its Subsidiaries hold, operate or manage any real property owned or leased by any third party and , (ii) (other than agreements which terminate on no more than 30 days notice and which obligate the Company or its subsidiaries for monthly payments of less than or equal to $10,000 per month) agreements under which any third party holds, operates or manages any of the Company Properties. There are no reciprocal easement agreements, construction, operating and reciprocal easement agreements, operating agreements, development agreements and similar agreements (each an "REA", and collectively "REAs") which are likely to have a material adverse effect on the Company Property to which such REAs relate.

          (h) Neither Company nor any of its Subsidiaries has received any notice of any material default under any of the Ground Leases and, to its Knowledge, neither Company nor any of its Subsidiaries is in default under any of the Ground Leases. Neither the Company nor any of its Subsidiaries has sent any notice of default to any of the lessors under any of the

     Ground Leases which default has not been cured, and, to the Knowledge of the Company and its Subsidiaries, there currently exist no material defaults by any of the ground lessors under any of the Ground Leases. To the Knowledge of Company and its Subsidiaries, no conditions currently exist which may foreseeably lead to a material default by the Company, its Subsidiaries or any lessor under any of the Ground Leases. Schedule 3.13 of the Disclosure Letter sets forth the expiration date of each Ground Lease and any extension or renewal options thereto.

          (i) The Company Properties are not subject to any rights of way, written agreements (other than leases, subleases or occupancy agreements), laws, ordinances and regulations affecting building use or occupancy or reservations of an interest in title (collectively, "Property Restrictions"), liens, claims, encumbrances, mortgages or deeds of trust, charges which are liens, security interests, rights-of-way, easements, encroachments or other encumbrances of any kind (each an "Encumbrance" and, collectively, "Encumbrances"), other than (i) Encumbrances set forth on the Title Policies (as hereinafter defined), (ii) Encumbrances, whether or not of record, which do not, individually or in the aggregate, have a Company Material Adverse Effect on the operation of the business of the Company and its Subsidiaries as presently conducted, the present use of the Company Properties or the value of the Company Properties subject thereto or affected thereby, (iii) Encumbrances for taxes, assessments or governmental charges which may be liens but are not yet due and payable or which are being contested in good faith and without risk of the Company Properties being forfeited or sold in connection with such contest, (iv) Encumbrances that a current, accurate survey of the Company Properties would disclose, provided that such Encumbrances do not, individually or in the aggregate, have a Company Material Adverse Effect on the operation of the business of the Company and its Subsidiaries as presently conducted, the present use of the Company Properties or the value of the Company Properties subject thereto or affected thereby and (v) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations (excluding Encumbrances under Environmental Laws which are addressed in Section 3.14 hereof) (subclauses
     (i) through (v), collectively, "Permitted Encumbrances").

          (j) Valid policies of title insurance (each a "Title Policy", and collectively, "Title Policies") have been issued insuring the Company's or one or more of its Subsidiaries' fee simple or leasehold title to each of the Company Properties owned in fee or by leasehold in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above, and such policies are, at the date hereof, in full force and effect. After giving effect to the transactions contemplated hereby, the Company will have adequate title insurance, property insurance and liability insurance. The Company and its Subsidiaries have no knowledge of any defects, liens, encumbrances, adverse claims or other matters to be insured against under any of the Title Policies (collectively, "Insured Matters") that could result in the issuer of any Title Policy denying its liability to the Company or a Company Subsidiary on the grounds that the Company or a Company Subsidiary had Knowledge of such Insured Matters solely by reason of notice thereof imputed to it as matter of law through either the Company, its Subsidiary or any Affiliate thereof. Schedule 3.13 of the Disclosure Letter contains a true, complete and accurate list including the amounts thereof of all policies of insurance with respect to the Company Properties, which policies are in full force and effect. All premiums for such insurance policies have been paid in full. To the Company's and its Subsidiaries' Knowledge, neither the Company nor its Subsidiaries have performed, permitted or suffered any act or omission which would cause the insurance coverage provided in said policies to be reduced, canceled, denied or disputed and neither the Company nor any of its Subsidiaries has received (and has no Knowledge of) any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) canceling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

          (k) The Company and its Subsidiaries shall reasonably cooperate with the Buyer in the event that the Buyer elects to order a title commitment, purchase title insurance and/or order surveys with respect to any or all of the Company Properties, including executing all title affidavits or other documents reasonably and customarily required by the title company issuing such title commitments, insurance and/or surveys. The cost and expense of obtaining such title commitment, and any and all endorsements, affirmative insurance or modifications thereto, shall be borne by Buyer.

          (l) If requested by Buyer, the Company and its Subsidiaries shall use reasonable efforts to assist the Buyer at Buyer's cost and expense, in obtaining a non-imputation endorsement or similar title insurance coverage in favor of the Buyer with respect to each title insurance policy currently in effect with respect to any Company Properties including, without limitation, the execution of any affidavits or other documents, as reasonably required by each such title company, in order to induce each such title company to issue such endorsements or similar coverage.

          (m) The Buyer may obtain current surveys of all of the Company Properties as deemed necessary or advisable by the Buyer in its sole discretion. The cost and expense of such surveys shall be borne exclusively by Buyer. If the Buyer elects to obtain current surveys, such surveys shall
     (i) be prepared by a surveyor or engineer licensed in the state in which the specific Company Property is located (each such survey shall be prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by the American Land Title Association and the American Congress on Surveying & Mapping 1997, certified to the Buyer's title insurance company (if any), the Buyer, and mortgagee of the Buyer and such other parties as the Buyer may designate) and (ii) not disclose any matters relating to the Company's or its Subsidiaries' title to the subject Company Property which make any of the representations or warranties contained herein inaccurate.

          (n) Any material certificate or Permit from any Governmental Entity having jurisdiction over any of the Company Properties and any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties which are currently occupied and are material to the operation of the property have been obtained and are in full force and effect. The Company is not in receipt of any notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity and which have not been fully remedied and discharged of record.

          (o) There are (i) to the Knowledge of the Company, no material structural defects relating to the Company Properties, (ii) to the best knowledge of the Company, no Company Properties whose building systems are not in working order in any material respect (except for normal maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (iii) no instances of physical damage to any Company Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof or (iv) other than routine capital expenditures, no current renovations or restorations of any Company Property underway or for which contracts have been entered into the cost of which exceeds $250,000. There is no work other than routine capital expenditures currently in progress or contemplated at any of the Company Properties where the amount remaining to be paid to complete such work is in excess of $100,000.

          (p) Neither the Company nor any Company Subsidiary has received any written notice to the effect that, or has Knowledge of, (i) any condemnation, eminent domain, incorporation, annexation or moratorium or rezoning or similar proceedings pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by the Company or its Subsidiaries by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties as currently maintained, used or operated by the Company or its Subsidiaries or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated by the Company or its Subsidiaries which is not insured over and where the remedying of such violations would adversely affect (other than in an immaterial manner) the relevant Company Property. Neither the Company nor its Subsidiaries have received written notice from any Governmental Entity, any tenant under a Lease or any party to any other agreement or document, or otherwise has Knowledge, that the number of parking spaces at any Company Property is required under any legal requirement, any Lease, or any REA, to be increased above the number of parking spaces existing on the date hereof.

          (q) All work to be performed, payments to be made and actions to be taken by the Company or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Company Properties (E.G., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, in all material respects, and the Company is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

          (r) The Company or its Subsidiaries own all personalty located at the Company Properties except (i) personalty owned by tenants and (ii) material personalty that is leased and identified on Schedule 3.13 of the Disclosure Letter. All improvements on the Company Properties are in good condition and repair (normal wear and tear excepted) and have not suffered any casualty or other material damage that has not been repaired in all material respects with respect to such Company Properties. To the Company's and its Subsidiaries' Knowledge, there is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements located on the Company Properties.

          (s) All HVAC, electric, gas, fire-safety, plumbing, mechanical and other systems at each of the Company Properties are in good, working condition and no portion of the same presently require replacement or significant repair (I.E., repairs which are ordinarily capitalized under generally accepted accounting principles). Neither the Company nor any of its Subsidiaries has received any notice from any utility company or municipality of the possible discontinuation of currently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Company Properties.

          (t) The Company owns less than $50,000,000 of non-exempt assets as such term is construed under Section 802.4 of the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (u) To the Company's Knowledge, the Company has provided Buyer with access to any and all certificates, licenses, permits, leases, subleases, occupancy agreements, ground leases, operating agreements, books, records, documents, contracts and information relating to the Company Properties and the ownership and operation thereof which are in possession and control of Company or any of its Subsidiaries.

          (v) There is no single item of furniture, equipment, vehicles, computers, asset (other than real property owned or leased by the Company and its Subsidiaries) having a value individually in excess of $150,000, owned by the Company and its Subsidiaries and none of such assets is in need of repair or replacement, other than in the ordinary course of business.

          (w) There are no tax abatements or exemptions specifically affecting the Company Properties, and the Company and its Subsidiaries has not received any written notice of (and the Company and its Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of the Company Properties or of any proposed public improvement assessments which abatements, exemptions, assessments or increases in valuation could reasonably be expected to have a Company Material Adverse Effect. None of the Company Properties are located in any conservation or historic district, or are historically certified, subject to historic preservation rules, regulations or requirements or designated as a landmark. No application or proceeding for any such certification or designation is pending or, to the Company's or its Subsidiaries' Knowledge, is threatened. To the Knowledge of the Company, none of the Company Properties are located in an area that has been identified as having special flood hazards.

          (x) The Company shall pay all recording fees, transfer taxes or other similar taxes, if any, payable in connection with the Company Properties by reason of the transactions contemplated herein.

     Section 3.14. ENVIRONMENTAL MATTERS. Except as set forth under the appropriate subsection in Schedule 3.14 of the Disclosure Letter:

          (a) The activities and operations carried out by the Company and its Subsidiaries and, to the Knowledge of the Company, the activities and operations of all tenants and subtenants at the Company Properties are in compliance in all material respects with all applicable Environmental Laws.

          (b) No lien of record, deed or use restriction has been imposed on any of the Company Properties by any Governmental Entity under, any Environmental Law.

          (c) None of the Company and its Subsidiaries has received written notice or has Knowledge (i) of any pending or threatened litigation, claim, investigation or proceeding before any Governmental Entity against the Company or any Subsidiary under any Environmental Law or (ii) that the Company or any Subsidiary has any material liability or potential liability under any Environmental Law, or pursuant to any written agreement or, to the Knowledge of the Company, oral agreement in connection with any of the Company Properties, any previously owned or operated properties, or any activities or operations conducted by or on behalf of, or otherwise attributable to, the Company or any Subsidiary, or any of their respective predecessors.

          (d) To the Company's Knowledge, no hazardous substance including, without limitation, any flammable, explosive, radioactive material, hazardous waste, hazardous and toxic substance, asbestos-containing material, petroleum, or any other substance regulated by any Environmental Law as hazardous, toxic, dangerous or detrimental to human health and safety (collectively, "Hazardous Materials"), has been disposed of, or released in violation of any Environmental Law in or on the Company Properties.

          (e) There is no release of Hazardous Material present in, on or under any Company Properties, which is required to be reported, investigated, removed, remediated, monitored or otherwise addressed under any Environmental Law which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or have a material adverse effect on the value or use of the affected property.

          (f) Any underground Hazardous Materials storage tanks presently or formerly located on any of the Company Properties have been closed, removed or upgraded in compliance in all material respects with Environmental Laws, and any contamination related to or released from such tanks, which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or have a material adverse effect on the value or use of the affected property, has been remediated in accordance with Environmental Laws.

          (g) There are no dry cleaning establishments currently located on the Company Properties and to the Knowledge of the Company no dry cleaning establishments were formerly located on the Company Properties.

          (h) None of the Company Properties is listed or proposed for listing on the National Priorities List pursuant to CERCLA or the Comprehensive Environmental Response Compensation Liability List ("CERCLIS") or any analogous state lists.

          (i) To the Company's knowledge, no Hazardous Materials have been released in, on or under any property adjacent to any of the Company Properties which will result in any liability to the Company or Company Subsidiaries or in any diminution in value of any of the Company Properties which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or have a material adverse effect on the value or use of the affected property.

          (j) The Company has provided all environmental assessments, audits, investigations, reports and similar information in its possession or in the possession of its representatives and/or agents to Buyer.

     Section 3.15. EMPLOYEE BENEFIT PLANS.

          (a) Schedule 3.15 of the Disclosure Letter sets forth all "employee benefit plans", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements, policies or payroll practices, including, without limitation, severance, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, incentive, change of control, parachute, stock purchase, stock option, medical insurance, life insurance, tuition reimbursement and scholarship programs maintained for the benefit of, or to which contributions are made on behalf of, current or former employees of the Company. Such plans, arrangements, policies, programs and practices shall hereinafter be referred to as the "Plans".

          (b) None of the Plans is a "multiemployer plan", as defined in Section 3(37) of ERISA ("Multiemployer Plan"). Neither the Company nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

          (c) None of the Plans is a "single-employer plan", as defined in
     Section 4001(a)(15) of ERISA ("Pension Plan"). Neither the Company nor any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under
     Section 4042 of ERISA or under any other provision of Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate. With respect to any plan sponsored by, or to which contributions are required of, the Company or any ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of
     Section 412 of the Code or Section 302 of ERISA, whether or not waived.

          (d) Each of the Plans that are intended to qualify under Section 401(a) of the Code, and the trusts maintained pursuant thereto, have been determined to be so qualified and exempt from federal income taxation under
     Section 501 of the Code by the IRS, and nothing has occurred with respect to the operation of any such Plans which could reasonably cause the loss of such qualification or tax exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

          (e) All contributions (including all employer contributions and employee contributions) required to have been made under the Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued by the Closing Date.

          (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on IRS Form 5500) regarding the Plans with the Department of Labor or the IRS, or the furnishing of such required documents to the participants or beneficiaries of the Plans.

          (g) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available to Buyer: (i) the plan and its related trust document, including any amendments thereto, (ii) the most recent IRS Forms 5500 filed with the IRS and (iii) current summary plan descriptions.

          (h) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plans' sponsor or administrator, or to the Knowledge of the Company against any fiduciary of the Plans with respect to such Plans (other than routine benefit claims).

          (i) The Plans have been maintained, in all material respects, in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company nor any ERISA Affiliate has engaged in, or has Knowledge that a "party interest" or a "disqualified person" has engaged in, a "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could reasonably result in any material liability under ERISA or the Code. To the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any of the Plans.

          (j) None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant's beneficiary.

          (k) Except as set forth in Schedule 3.15(k) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with any subsequent event or act): (i) result in any material payment becoming due to any current or former employee of the Company, (ii) increase any benefits otherwise payable under any of the Plans, (iii) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Plans, (iv) constitute a "change in control" under any Plan or (v) result in any payment by the Company that will not be deductible under Section 280G of the Code.

     Section 3.16. EMPLOYEE AND LABOR MATTERS.

          (a) Neither the Company nor any Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Subsidiary.

          (b) No employees of the Company or any Subsidiary are represented by any labor organization. No labor organization or group of employees of the Company or any

     Subsidiary has made a pending written demand for recognition or certification, and to the Knowledge of the Company, there are no representation or certification proceedings presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities involving the Company or any Subsidiary pending with any labor organization or group of employees of the Company or any Subsidiary.

          (c) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving the Company or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any Subsidiary which, if individually or collectively resolved against the Company or any Subsidiary, as the case may be, could result in a material liability.

          (d) There are no complaints, charges or claims against the Company or any Subsidiary pending or threatened in writing to be brought or filed with any public or governmental entity, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries of any individual.

          (e) The Company and each Company Subsidiary are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar employment tax except for immaterial non-compliance.

     Section 3.17. INSURANCE. Schedule 3.17 of the Disclosure Letter sets forth all primary, excess and umbrella policies of general liability, fire, workers' compensation, products liability, completed operations, employers' liability, bonds and other forms of insurance providing insurance coverage to the Company and its Subsidiaries including the name of insurer, limits of liability, per occurrence and annual aggregate, if any, or combined single limit as applicable. To the Company's Knowledge, all current policies set forth on Schedule 3.17 of the Disclosure Letter are in full force and effect, and all premiums currently payable or previously due and payable have been paid and no notice of cancellation or termination has been received with respect to any such policy. None of such policies contain a provision that would permit the termination, limitation, lapse, exclusion, or change in the terms of coverage (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.17 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice from any insurance carrier regarding defects or inadequacies in any Company Property, which, if not corrected, would result in termination of the insurance coverage therefor or an increase in the cost thereof.

     Section 3.18. NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company and its Subsidiaries hereby indemnify and hold Buyer harmless from and against all loss, liability or expense (including, without limitation, reasonable attorneys fees and disbursements) arising out of any claim or claims by any broker, finder or similar agent for commissions, fees or other compensation in connection with this transaction as a result of any breach of this Section 3.18.

     Section 3.19. PROXY STATEMENT AND OTHER INFORMATION. The Proxy Statement and all of the information included or incorporated by reference therein (other than any information supplied or to be supplied by Buyer for inclusion or incorporation by reference therein) and any other documents to be filed by the Company with the SEC or any other Governmental Entity in connection with Stockholder Approval and the other transactions contemplated by this Agreement will not, as of the date such Proxy Statement is first mailed to the stockholders of the Company and as of the time of the meeting of the stockholders of the Company in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and such other documents filed with the SEC under the Securities Laws will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     Section 3.20. VOTE REQUIRED. The affirmative vote of the holders of a 66 2/3% of the outstanding shares of Merger Sub capital stock is required to approve the Merger. A majority of the votes cast at the Company's Stockholder Meeting by the holders of the outstanding Company Common Shares and Company Series A Preferred Shares, voting together as a single class, is required to approve (i) the issuance of Company Common Shares in connection with the Merger Agreement and (ii) the transactions contemplated by this Agreement, other than the Amended Articles of Incorporation. A majority of the outstanding votes entitled to be cast by the holders of the outstanding Company Common Shares and Company Series A Preferred Shares, voting together as a single class, is required to approve the Amended Articles of Incorporation. No other vote of the holders of any class or series of the Company securities is necessary to approve the Transaction Documents and the transactions contemplated hereby and thereby.

     Section 3.21. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of American Appraisal Associates, to the effect that the transactions contemplated by the Merger Agreement are fair to the Company from a financial point of view. The Company has been authorized by such firm to permit inclusion of such opinion, required descriptions thereof and its analysis in the Proxy Statement.

     Section 3.22. RELATED PARTY TRANSACTIONS. Schedule 3.22 of the Disclosure Letter sets forth a list of all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries with any person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate since December 31, 1998. The copies of such documents, all of which have previously been made available to Buyer, are true and correct. Except as set forth in Schedule

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

3.22 of the Disclosure Letter, no Affiliate of the Company (a) has any interest of any kind in any Company Property or (b) directly or indirectly owns any property which is adjacent to or in proximity with any Company Property. Except as set forth in Schedule 3.22 of the Disclosure Letter or as otherwise contemplated hereby or by the Voting Stockholders Agreement, to the Knowledge of the Company, there exist no agreements among stockholders of the Company to act in concert with respect to their voting or holding of Company securities.

     Section 3.23. CONTRACTS AND COMMITMENTS.

          (a) Schedule 3.23 of the Disclosure Letter sets forth all notes, debentures, bonds and other evidence of indebtedness and all guaranties of indebtedness of the Company and the Company Subsidiaries and identifies those which are secured or collateralized by mortgages, deeds of trust or other security interests in the Company Properties or personal property of the Company and its Subsidiaries. None of the Company or any Company Subsidiary has received any written notice of a default that has not been cured under any of the documents described in Schedule 3.23 of the Disclosure Letter or is in material default respecting any obligations thereunder beyond any applicable grace periods, and to the Knowledge of the Company, no event has occurred with respect to any party thereto which, with notice or the lapse of time, or both, would give rise to a material event of default. All options of the Company or any of its Subsidiaries to purchase real property are in full force and effect. Neither the Company nor any Company Subsidiary is in default with respect to any obligations, which individually or in the aggregate are material with respect to any joint venture agreement to which the Company or any Company Subsidiary is a party.

          (b) Except as disclosed in Schedule 3.23 of the Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

     Section 3.24. MARYLAND TAKEOVER LAW. The terms of Sections 3-601 to 3-605 and 3-701 to 3-709 of the Maryland General Corporation Law will not apply to Buyer or any transaction contemplated hereby. The resolutions in the form of EXHIBIT E hereto have been adopted by the Company and have not been rescinded or revoked.

     Section 3.25. INTELLECTUAL PROPERTY.

          (a) The Company and its Subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use, all the Intellectual Property used by them in connection with their respective businesses, which represents all intellectual property rights necessary to the conduct of such businesses as currently conducted. The Company and its Subsidiaries are in compliance in all material respects with all contractual obligations relating to the protection of such Intellectual Property. To the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the business of the Company or any of its Subsidiaries as currently conducted does not, to the Knowledge of the Company, conflict with or infringe any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (i) alleges any such conflict or infringement with any third party's proprietary rights or (ii) challenges the Company's or any of its Subsidiaries' ownership or use of, or the validity or enforceability of any Intellectual Property.

          (b) Schedule 3.25 of the Disclosure Letter sets forth a complete and current list of registrations/patents and applications therefor pertaining to the Intellectual Property ("Listed Intellectual Property") and the owner of record, date of application or issuance and relevant jurisdiction as to each. All Listed Intellectual Property is owned by the Company or its Subsidiaries, free and clear of Encumbrances or claims of any nature other than Permitted Encumbrances. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. No Listed Intellectual Property is the subject of any legal or governmental proceeding before any Governmental Entity in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

          (c) Schedule 3.25 of the Disclosure Letter sets forth a complete list of all (i) licenses, sublicenses and other agreements in which the Company or any of its Subsidiaries or any sublicensee of the Company or any of its Subsidiaries has granted to any person the right to use any Intellectual Property and (ii) all other consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company or any of its Subsidiaries is a party relating to the Intellectual Property or the proprietary rights of any third party. Neither the Company nor any of its Subsidiaries is under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement or restricted from assigning their rights respecting any Intellectual Property, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property.

          (d) No former or present employee, officer or director of the Company or any of its Subsidiaries, or agent or outside contractor of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

          (e) To the Knowledge of the Company, none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries for the benefit of any person other than the Company or any of its Subsidiaries, and no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or any Subsidiary.

          (f) To the Knowledge of the Company, neither the Company's nor any Subsidiary's transmission, reproduction, use, display or modification (including framing and linking Web site content) of any of its Intellectual Property infringes or violates any proprietary or other right of any other person and, to the Knowledge of the Company, no claim relating to such infringement or violation is threatened or pending.

          (g) The Company and all its Subsidiaries own or have the right to use, disclose and transfer, without the consent of any other person, all computer software, software systems and databases and all other information systems used in their respective businesses.

          Section 3.26. INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          Section 3.27. FULL DISCLOSURE. The Company has not knowingly failed to disclose to Buyer any facts material to the Company's business, results of operations, assets, liabilities, financial condition or prospects. No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Each Warburg Entity hereby represents and warrants jointly and severally to the Company as follows:

     Section 4.1. ORGANIZATION. It is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite partnership power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted, and to enter into the Transaction Documents and to perform its obligations hereunder and thereunder.

     Section 4.2. DUE AUTHORIZATION. The execution, delivery and performance of the Transaction Documents have been duly and validly authorized by all necessary partnership action on its part. This Agreement and the Voting Stockholders Agreement have been duly executed and delivered by it and, upon the Closing, the Registration Rights Agreement shall be duly executed and delivered by it and, upon execution and delivery by the Company, constitute the valid and legally binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or general principles of equity.

     Section 4.3. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Agreement nor the consummation by it of the transactions contemplated hereby in accordance with the terms hereof will (a) conflict with, violate or result in a breach of (i) any provision of its partnership agreement or its Certificate of Limited Partnership any statute, law, rule, ordinance, regulation, judgment, order, writ, decree, permit or injunction or (ii) of any Governmental Entity applicable to such Warburg Entity, or (b) require any consent, approval or other action by or any notice to or filing with any Governmental Entity pursuant to, its organizational documents or any instrument, order, judgment, decree, statute, law, rule or regulation of any Governmental Entity by which Buyer is bound, except for filings after any Closing under Section 13(d) or Section 16 of the Exchange Act.

     Section 4.4. ACQUISITION FOR INVESTMENT; SOPHISTICATION.

          (a) It is acquiring the Securities for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and it has no present intention or plan to effect any distribution of the Securities; provided that the disposition of the Company Series B Preferred Shares and the Company Common Shares purchased pursuant to the Warrants owned by it shall at all times be and remain within its control, subject to the provisions of this Agreement and the Registration Rights Agreement; and provided further that it shall have the right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act (subject to the terms of the Registration Rights Agreement) or under an exemption from said registration available under the Securities Act. The certificate(s) representing the Securities shall bear a prominent legend with respect to the restrictions on transfer under the Securities Act and under applicable state securities laws and the restrictions set forth in the Charter Documents with respect to REIT ownership restrictions. Prior to any proposed transfer of the Securities, unless such transfer is made pursuant to an effective registration statement under the Securities Act, Buyer will deliver to the Company an opinion of counsel to the effect that the Securities may be sold or otherwise transferred without registration under the Securities Act. The Company will remove the legend relating to Securities Act restrictions from any Securities if Buyer delivers to the Company an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that such Securities are no longer subject to transfer restrictions under the Securities Act. Upon original issuance thereof, and until such time as the same shall have been registered under the Securities Act or sold pursuant to Rule 144 promulgated thereunder (or any similar rule or regulation), each certificate for the Company Series B Preferred Shares and the Warrant(s) shall bear a restricted securities legend and the REIT share ownership legend referred to above. It is able to bear the economic risk of the acquisition of the Securities pursuant hereto and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment.

          (b) It is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

     Section 4.5. REIT QUALIFICATION MATTERS. With respect to each Warburg Entity, the representations, certificates, warranties and covenants set forth in Exhibit G hereto are true, correct and complete.

     Section 4.6. ACCESS TO INFORMATION. It acknowledges receipt of the Company Reports and Disclosure Letter and further acknowledges that it has reviewed the Company Reports and Disclosure Letter and has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of investing in the Securities, (b) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (c) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Company Reports and the Disclosure Letter. Neither such inquiries nor any other investigation conducted by or on behalf of Buyer or its representatives or counsel shall modify, amend or affect Buyer's right to rely on the truth, accuracy and completeness of the Company Reports and the Disclosure Letter and the Company's representations and warranties contained in this Agreement.

     Section 4.7. ACCURACY OF INFORMATION. The information regarding such Warburg Entity supplied or to be supplied by it for inclusion or incorporation by reference into the Proxy Statement will not, as of the date such Proxy Statement is first mailed to the stockholders of the Company and as of the meeting of the stockholders of the Company in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V.

                         COVENANTS RELATING TO CLOSINGS

     Section 5.1. TAKING OF NECESSARY ACTION.

          (a) Each party hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Documents, subject to the terms and conditions hereof and thereof, including all actions and things necessary to cause all conditions precedent set forth in Article 7 to be satisfied.

          (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement, as may be amended or supplemented (as amended and supplemented the "Proxy Statement") by which the Company's stockholders will be asked to approve, among other things, (i) an amendment and restatement to the Articles of Incorporation (the "Amended Articles of Incorporation"), the form of which is attached hereto as EXHIBIT F, (ii) issuance of Company Common Shares in connection with the Merger Agreement and (iii) the transactions contemplated by this Agreement, including but not limited to the issuance of Company Series B Preferred Shares pursuant to this Agreement (the "Voting Proposals"). The Company shall use its reasonable efforts to respond to any comments of the SEC, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. As promptly as practicable after the date hereof, the Company shall prepare and file any other filings required of the Company or its Subsidiaries under the Exchange Act, the Securities Act or any other federal, state or local laws relating to this Agreement and the transactions contemplated hereby, and state takeover laws (the "Other Filings"). The Company and Buyer will notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply each other with copies of all correspondence between each of them or any of their respective representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. The Proxy

     Statement and any Other Filing shall comply in all material respects with all applicable requirements of law. Buyer shall provide the Company all information about Buyer required to be included or incorporated by reference in the Proxy Statement or any Other Filing and shall otherwise cooperate with the Company in taking the actions described in this paragraph. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Buyer, as the case may be, shall inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Subject to Section 5.3 herein, the Proxy Statement shall include the recommendation of the Board that the stockholders of the Company vote in favor of and approve the Voting Proposals. The Company shall use its best efforts to obtain such approval.

          (c) The Company shall call a meeting of its stockholders (the "Company Stockholders Meeting") to be held as promptly as practicable after the date hereof, for the purpose of voting on the Voting Proposals, provided that should a quorum not be obtained at such meeting of the stockholders, the meeting of the stockholders shall be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes. At such meeting, the Company shall use its best efforts to solicit from holders of Company Common Shares and Company Series A Preferred Shares proxies in favor of the Voting Proposals. The Company agrees that it shall vote, or cause to be voted, in favor of the Voting Proposals all Company Common Shares and Company Series A Preferred Shares directly or indirectly owned by it.

     Section 5.2. PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law and any stock exchange or similar rules and the confidentiality provisions contained in this Section 5.9, the Company and Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Transaction Documents and any of the transactions contemplated hereby or thereby. If a party is required by law or any stock exchange or similar rule to issue a news release or other public announcement, it shall advise the other party in advance thereof and use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

     Section 5.3. NO SOLICITATION OF TRANSACTIONS.

          (a) Unless and until this Agreement is terminated in accordance with its terms, neither the Company nor its Subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors or employees of such party or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's Subsidiaries to take any such action, and the Company immediately shall notify Buyer orally (within 24 hours) and in writing (within 48 hours) of all of the relevant details relating to all inquiries and proposals which any officer or director of the

     Company may receive relating to any of such matters including, without limitation, the identity of the person making such inquiry or proposal and all accompanying information and if such inquiry or proposal is in writing, the Company shall deliver to Buyer a copy of such inquiry or proposal; PROVIDED HOWEVER, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company shall promptly provide to Buyer any non-public information regarding the Company provided to any other party which was not previously provided to Buyer.

          (b) Notwithstanding the foregoing, prior to the termination of this Agreement, the Company may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning a Competing Transaction (PROVIDED that the Company shall not agree to any exclusive right to negotiate with the Company) if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction that provides for consideration which the Board determines in good faith, after receiving an opinion from a nationally recognized investment banking firm, is more favorable to the Company and its stockholders than the terms of this Agreement (taking into account all relevant factors) and which is not conditioned upon obtaining additional financing not fully committed at such time, and (y) in the opinion of the Board, after receiving advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably cause the Board of Directors to breach its duties to the Company's stockholders under applicable law (a Competing Transaction which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly provide to Buyer any nonpublic information regarding the Company provided to any other party which was not previously provided to Buyer. If the Company, after consultation with outside legal counsel, believes that a breach of its duties to the Company's stockholders could reasonably occur, the Board may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that consummating the transaction contemplated by this Agreement is in the best interests of the Company's stockholders and no longer recommends approval (a "Subsequent Determination"), but only at a time that is after the fifth business day following Buyer's receipt of written notice advising that the Board of Directors has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Notwithstanding anything herein to the contrary, prior to and including such fifth day the Company may make such public disclosure that is in its good faith view, after consultation with outside legal counsel, required under the Federal securities laws. After providing such notice, the Company shall provide a reasonable opportunity to Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its existing recommendation to its stockholders without a Subsequent Determination. At any time after five business days following notification to Buyer of the Company's intent to do so and if the Company has otherwise complied with the terms of this Section 5.3(b), the Board of Directors may terminate this Agreement pursuant to
     Section 9.1(g) and enter into an agreement with respect to a Superior Proposal; PROVIDED that the

     Company shall, concurrently with entering into such agreement, pay or cause to be paid to Buyer the Termination Fee (as defined in Section 9.2(b) hereof). Notwithstanding any other provision of this Agreement, unless the Agreement is previously terminated, the Company shall submit this Agreement to its stockholders, whether or not the Board makes a Subsequent Determination or otherwise withdraws, modifies or fails to make or refrains from making its existing recommendation.

          (c) Except as set forth in Section 5.3(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by the Board or any such committee the transaction contemplated by this Agreement,
     (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction or (iii) enter into any agreement with respect to any Competing Transaction.

     Section 5.4. NOTICE OF BREACHES. Each party will notify the other of any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement. Each party also will notify the other in writing of any violation or breach, as soon as practical after it becomes known to such party, of any covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     Section 5.5. ACCESS TO INFORMATION. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof until the Closing has been made, (i) provide Buyer and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties and material books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental Entity and (y) all other information and data (including, without limitation, copies of Contracts, Plans and other material books and records and environmental assessments, investigations or studies concerning the properties of such party or the business or operations conducted thereon) concerning the business and operations of the Company and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

     Section 5.6. REGULATORY AND OTHER APPROVALS. Subject to the terms and conditions of this Agreement and without limiting the provisions of Section 5.1(c), each party will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required to consummate the issuance of the Company Series B Preferred

Shares and the other matters contemplated hereby and (b) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entities or other public or private third parties may reasonably request in connection therewith.

     Section 5.7. CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO CLOSING. During the period from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement, each of the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations, goodwill reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with ground lessors, tenants and other occupiers of properties, customers, suppliers, lenders, joint venture partners and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Entities applicable to them, and the Company shall not, nor permit any Company Subsidiary, except as otherwise expressly provided for in this Agreement, or as set forth in Schedule
5.7 of the Disclosure Letter, or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, or as contemplated by the Merger, the Exchange Offer, the Tender Offer or the Contemplated Transactions, as applicable:

          (a) incorporate or organize any new Subsidiary of such party, unless such Subsidiary shall be wholly owned, directly or indirectly, by such party and the Buyer shall receive prompt notice of such incorporation or organization, including the information that would have been disclosed pursuant to Article III hereof had such Subsidiary been in existence on the date hereof;

          (b) amend or propose to amend the Company's Articles of Incorporation or Bylaws or any of the Company Subsidiaries' Charter Documents or permit the amendment of the Company's Articles of Incorporation or Bylaws or of any Charter Documents of the Company Subsidiaries;

          (c) declare, set aside or pay any dividend other than in the ordinary course of business consistent with past practice or make any other distribution or payment with respect to any shares of its capital stock, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (d) issue, deliver, sell or otherwise transfer or authorize or propose the issuance, delivery, sale or other transfer of, or permit the Company or any Company Subsidiary to issue, deliver, sell or otherwise transfer, or authorize or propose the issuance, delivery, sale or other transfer of, any shares of capital stock of, or beneficial or other equity interests in, such party or any of its Subsidiaries or Affiliates or any option with respect thereto;

          (e) except, with respect to loans or capital contributions to any of the Company Subsidiaries that exist on the date hereof, to the extent (i) required under the express terms of the Company's Charter Documents or Bylaws or any Company Subsidiary's applicable

     Charter Document or (ii) in the reasonable good faith judgment of the Company, as applicable, necessary under the circumstances to satisfy the current cash needs of the Company or its Subsidiaries provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in (or permit any of such Company Subsidiaries to take any such action with respect to), any person;

          (f) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) or permitting the Company or any Company Subsidiary to acquire any business or any corporation, partnership, association or other business organization or division thereof with assets in excess of $25,000,000 or acquire any material assets (other than with respect to the Contemplated Transactions) in an amount which exceeds $30,000,000 in the aggregate;

          (g) mortgage or otherwise encumber or subject to any Encumbrance or sell, lease or otherwise dispose of any of its material properties or assets (which, in the case of the Company shall be deemed to include, without limitation, the Company Properties described on Schedule 3.13 of the Disclosure Letter) or assign or encumber the right to receive income, dividends, distributions and the like;

          (h) make or agree to make any new capital expenditures in excess of $5,000,000 in the aggregate;

          (i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made or committed to be borrowed under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness, or permit to take any such action, other than (i) Project Debt, (ii) to meet the current cash needs of the Company and its Subsidiaries business in an aggregate amount not to exceed $25,000,000, to permit the Company to perform its obligations hereunder or (iii) to effect a redemption of indebtedness permitted by clause (j);

          (j) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, or otherwise modify the provisions of, any indebtedness, or guarantee of indebtedness, for borrowed money, or permit the Company or any Company Subsidiaries to take any of such actions, other than the redemption of indebtedness substantially from the proceeds of new indebtedness, the provisions of which are not materially less advantageous to the issuer thereof than those of, and the "ALL-IN" cost of which (determined in accordance with sound financial practice) shall not exceed that of, the indebtedness so redeemed;

          (k) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Plan, as the case may be, or grant any options, awards or other benefits or increase compensation, except for normal increases in benefits and compensation in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and the Company Subsidiaries or amend or modify any employment agreement with any officer of the Company and, taken as a whole, grant any options, awards or other benefits or increase the compensation of the officers of the Company or any Company Subsidiary for whom executive compensation disclosure would be required to be made on a proxy statement for an annual meeting under Regulation 14A under the Exchange Act and Item 402 of Regulation S-K promulgated by the SEC (assuming for this purpose that each of the Company and the Company Subsidiaries are subject to such disclosure requirements);

          (l) enter into any Contract, or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's-length basis, or permit any of the Company or any Company Subsidiary to take such actions, with any affiliate of such party other than transactions among the Company and the Company Subsidiaries;

          (m) make any change in the lines of business in which the Company and its Subsidiaries participate or are engaged;

          (n) enter into any Contract, commitment or arrangement to do or engage in any action the consummation of which would be prohibited by the foregoing;

          (o) make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

          (p) fail to maintain and cause its Subsidiaries to maintain insurance in such amounts and against such risks as are customary for companies;

          (q) obtain any equity or debt financing (including any private or public offering of the Company's capital stock);

          (r) except following an event of default thereunder, enter into any voluntary termination of a Lease material to the shopping center to which such Lease pertains, unless such Lease is promptly replaced by a lease with equal or greater value (including rent, term and quality of tenant);

          (s) enter into any Lease which would impair the Company's ability to qualify as a REIT;

          (t) take any action or fail to take any action, if such action or failure to act could cause the Company to fail to quality as a REIT;

          (u) make any material Tax election or settle or compromise any material liability for Taxes;

          (v) amend or waive any covenant, condition or provision of the Merger Agreement;

          (w) make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with Legacy other than pursuant to arrangements existing between the Company and Legacy set forth on Schedule
     5.7 of the Disclosure Letter that have been disclosed to Buyer on the date hereof nor amend or waive any term, provision or condition in any Contract with Legacy;

          (x) amend or waive any term or provision or condition of the voting agreements set forth in Schedule 5.7 of the Disclosure Letter in connection with the Merger; or

          (y) amend or waive any term or provision or condition of the Tender Offer (as defined in the Merger Agreement).

     Section 5.8. ENVIRONMENTAL ASSESSMENTS. The Company shall, at the request of Buyer, engage a qualified independent environmental consultant to undertake environmental site assessments on which Buyer may rely, (including, without limitation, sampling of soil, groundwater and air quality) at any Company Property where prior assessments have identified an environmental condition or issue which, in Buyer's sole opinion, could lead to potential liability under Environmental Laws; provided that the costs of such assessments shall be borne by Buyer. Such assessments shall be undertaken as soon as practicable, and in any event, in sufficient time to ensure that the results of the assessment will be available to Buyer ten days prior to Closing. The Company shall provide copies of all assessments and results to Buyer immediately upon receipt. Buyer shall approve the environmental consultant and scope of work for any assessment, prior to initiation of the assessment. Such approval shall not be unreasonably withheld.

     Section 5.9. FULFILLMENT OF CONDITIONS. Subject to the terms and conditions of this Agreement, each party will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.10. CONFIDENTIALITY. Buyer shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished or made available to it by the Company concerning the Company and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, Buyer shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the Company.

                                  ARTICLE VI.

                          CERTAIN ADDITIONAL COVENANTS

     Section 6.1. RESALE. Buyer acknowledges and agrees that the Securities that Buyer will acquire at the Closing will not be registered under the Securities Act and may only be sold or otherwise disposed of in one or more transactions registered under the Securities Act and, where applicable, relevant state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is available, and Buyer agrees that the certificates representing such Securities shall bear a legend to that effect and a legend as to their status as restricted securities.

     Section 6.2. REIT STATUS. From and after the date hereof and so long as Buyer owns 10% or more of the outstanding Company Common Shares (on an as converted basis) unless the Investor Nominees consent to doing otherwise, the Company will elect to be taxed as a REIT in its federal income tax returns, will comply in all material respects with all applicable laws, rules and regulations of the Code relating to a REIT, and will not take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

     Section 6.3. FINANCIAL AND BUSINESS INFORMATION. The Company shall deliver to Buyer promptly upon their becoming available, one copy of each Financial Statement, report, notice or Proxy Statement sent by the Company to its stockholders generally, of each Financial Statement, report, notice or Proxy Statement sent by the Company or any of its Subsidiaries to the SEC or any successor agency, if applicable, of each regular or periodic report and any registration statement or prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any Subsidiary with, or received by such person in connection therewith from, any domestic or foreign securities exchange, the SEC or any successor agency or any foreign Governmental Entity performing functions similar to the SEC and of any press release issued by the Company or any Subsidiary, and of any material of any nature whatsoever prepared by the SEC or any successor agency thereto or any state blue sky or securities law commission which relates to affects in any way the Company or any Subsidiary.

     Section 6.4. BOARD COMMITTEES; EXPENSES. The Company shall take all action within its power to cause at least one Investor Nominee to be a member of all committees of the Board until such time as the Buyer is no longer entitled to appoint designees to the Board under the Amended Articles of Incorporation. The Company shall pay the reasonable out-of-pocket expenses of each Investor Nominee incurred in connection with attending any Board meetings or Board committee meetings.

     Section 6.5. TERMS OF EXCHANGE OFFER. The Company shall not take any action to change the terms and conditions of the Exchange Offer (as defined in the Merger Agreement) without the consent of Buyer.

     Section 6.6. AGREEMENT TO VOTE SHARES. Each Warburg Entity shall vote all of its Company Series B Preferred Shares (and all Conversion Shares and other shares of capital stock of the Company held by such Warburg Entity on the relevant date), and shall use its reasonable efforts to cause each Investor Nominee, subject to such Investor Nominee's obligations to the Company and its stockholders, to vote, in favor of approval of the Exchange Offer (as defined in the Merger Agreement) and the Preferred Offer (as defined in the Merger Agreement), and each other transaction necessary or appropriate to consummate the foregoing transactions, to the extent any such vote is sought by the Company, at any meeting of the Board or stockholders of the Company called for such purpose (and any adjournment or postponement thereof) or by written action without a meeting or otherwise.

     Section 6.7. REIT CERTIFICATION. From and after the date hereof, each Warburg Entity shall not take any action, or fail to take any action, that would make any of the representations, certifications or warranties set forth in EXHIBIT G untrue.

     Section 6.8. ADDITIONAL SHARES. In the event that any of the Company Common Shares (the "Collateral Shares") owned by Legacy that are held as collateral for the 9.0% Convertible Redeemable Subordinated Secured Debentures due 2004 or 10.0% Senior Redeemable Secured Notes due 2004 are transferred to any Person or otherwise become beneficially held by, any Person other than the Company or any of its direct or indirect wholly-owned subsidiaries, then the Company shall take all actions necessary to issue to Buyer that number of additional Company Series B Preferred Shares that would result in the Buyer Ownership Ratio immediately subsequent to such transfer or beneficial ownership change being equal to the Buyer Ownership Ratio immediately prior to such transfer; provided, that if the Closing shall not have occurred prior to any such transfer of Collateral Shares then the amount of Company Series B Preferred Shares set forth on Exhibit A shall be proportionately increased such that the Buyer Ownership Ratio immediately subsequent to Closing would equal the Buyer Ownership Ratio at Closing assuming that the Collateral Shares so transferred were not outstanding at Closing. For purposes hereof, the "Buyer Ownership Ratio" shall mean the quotient obtained by dividing (i) the number of Company Common Shares (assuming conversion of the Company Series B Preferred Shares) owned by Buyer by (ii) the number of Company Common Shares outstanding (assuming conversion of the Company Series B Preferred Shares) less any Collateral Shares.

                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

     Section 7.1. CONDITIONS OF PURCHASE. The obligations of Buyer to purchase and pay for the Securities at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Company contained in this Agreement that are modified by materiality or the Company Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof (provided that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.6 and 3.14 shall be true in all respects) and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time)). The covenants and agreements of the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. The Company shall have delivered to Buyer at the Closing a certificate of an appropriate officer in the form and substance reasonably satisfactory to Buyer dated the Closing Date certifying as to the Company's compliance with this Section 7.1(a).

          (b) NO INJUNCTION. There shall not be in effect any final order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Securities.

          (c) PROCEEDINGS. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (d) REIT STATUS. The Company shall have elected to be taxed as a REIT in its most recent federal income Tax Return, and shall be in compliance with all applicable laws, rules and regulations, including the Code, necessary to permit it to be taxed as a REIT, unless the Investor Nominees shall have consented to changing such election. The Company shall not have taken any action or have failed to take any action which would, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes, unless the Investor Nominees shall have consented to taking or omitting to take such action.

          (e) DOMESTICALLY CONTROLLED REIT. The Company is, and after giving effect to the Closing will be, a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

          (f) OPINION OF COUNSEL. On or prior to the date of the Closing, the Company shall have delivered to Buyer an opinion of Latham & Watkins, counsel for the Company in form and substance reasonably acceptable to Buyer. The Company shall have also delivered to Buyer the opinion of Latham & Watkins, counsel for the Company, in form and substance reasonably acceptable to Buyer that the Company qualifies as a real estate investment trust within the meaning of Section 856 of the Code ("REIT").

          (g) RELATED TRANSACTIONS. Each of the Voting Stockholders Agreement and the Registration Rights Agreement shall have been executed, the forms of which are attached as Exhibit B and Exhibit C.

          (h) NO MATERIAL ADVERSE CHANGE. There shall not have been any change, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

          (i) INVESTOR NOMINEES. Reuben S. Leibowitz and Melvin L. Keating (the "Investor Nominees") shall have become members of the Board and the individuals listed on Schedule 7(i) of the Disclosure Letter shall constitute the remaining members of the Board.

          (j) STOCKHOLDER APPROVAL. The Company shall have obtained the required stockholder approval necessary to approve the Voting Proposals (collectively, the "Stockholder Approval").

          (k) MERGER CONSUMMATED. The Merger shall have been consummated.

          (l) NASDAQ LISTING. The Conversion Shares shall have been approved for listing on Nasdaq or such other national securities exchange as the Board may determine.

               (m) AMENDED ARTICLES OF INCORPORATION. The Company shall have filed an Amended Articles of Incorporation, the form of which is attached as EXHIBIT F hereto, with the SDAT, and satisfactory evidence of such filing shall have been delivered to Buyer.

               (n) EMPLOYMENT AGREEMENT WAIVERS. The Company shall have obtained all necessary waivers and consents such that none of the transactions contemplated either hereunder or pursuant to the Merger Agreement shall constitute a "Change in Control" for purposes of any agreement listed on 3.15(k) hereof (as defined in each such agreement).

               (o) ADDITIONAL DELIVERIES. All other documents, instruments and writings required to be delivered prior to the Closing.

               (p) TAXABLE REIT SUBSIDIARY. Legislation is enacted in the State of California on or prior to the Closing conforming California law to federal law with respect to the treatment of taxable REIT subsidiaries (as defined in Section 856(l)) of the Code, or Buyer otherwise determines in its reasonable discretion that the Company's proposed method of operation will enable the Company to qualify as a real estate investment trust for California state income tax purposes.

     Section 7.2. CONDITIONS OF SALE. The obligation of the Company to issue and sell the Securities at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Buyer that are modified by materiality shall be true and correct in all respects and those that are not so modified shall be true and correct in all material respects, on the date hereof, and as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time)). The covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects. Buyer shall have delivered to the Company at the Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to the Company dated the Closing Date certifying as to Buyer's compliance with this Section 7.2(a). Each Warburg Entity shall have delivered to the Company at the Closing a certificate of an appropriate officer in the form of Exhibit G hereto.

          (b) NO INJUNCTION. There shall not be in effect any final order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending actions which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to acquire the Securities.

          (c) PROCEEDINGS. All corporate and other proceedings to be taken by Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          (d) STOCKHOLDER APPROVAL. The Company shall have obtained the required Stockholder Approval.

          (e) MERGER CONSUMMATED. The Merger shall have been consummated.

          (f) REIT CERTIFICATE. The Company shall have received an executed REIT Representation Certificate of Buyer in the form of EXHIBIT G from each Warburg Entity.

                                 ARTICLE VIII.

                            SURVIVAL; INDEMNIFICATION

     Section 8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement made herein or in any certificate or other instrument delivered by one of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date), shall be considered to have been relied upon by each of the other parties to this Agreement, as the case may be, and shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, except that, subject to this Section 8.1, the representations and warranties set forth in Article III and Article IV shall survive the Closing for a period terminating on the date eighteen (18) months after the Closing Date (the "Indemnification Termination Date" and such period, the "Indemnification Period"); provided that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.4 and 4.5 shall survive indefinitely and (ii) the representations and warranties contained in Section 3.14, shall survive for a period of seven years from the Closing. Notwithstanding the previous sentence, if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Indemnification Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, and provided further that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Closing Date shall continue indefinitely.

     Section 8.2. INDEMNIFICATION BY THE COMPANY.

          Subject to the limitations set forth in this Section 8.2, from and after the Closing Date, the Company shall protect, defend, indemnify and hold harmless Buyer and their respective affiliates, officers, directors, employees, representatives and agents (Buyer and each of the foregoing persons or entities is hereinafter referred to individually as a "Buyer Indemnified Person" and collectively as "Buyer Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "Damages"), that any of the Buyer Indemnified Persons incurs by reason of, or in connection with any claim, demand, action or cause of action alleging, any misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Company contained in this Agreement, including any exhibits or schedules attached hereto, of which Buyer notifies the Company in writing during the Indemnification Period. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

     Section 8.3. INDEMNIFICATION BY BUYER.

          Subject to the limitations set forth in this Section 8.3, from and after the Closing Date, Buyer shall protect, defend, indemnify and hold harmless the Company and its respective affiliates, officers, directors, employees, representatives and agents (each of the foregoing persons or entities is hereinafter referred to individually as a "Company Indemnified Person" and collectively as "Company Indemnified Persons") from and against any and all Damages that any of the Company Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging, misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, including any exhibits or schedules attached hereto, of which the Company notifies Buyer in writing during the Indemnification Period. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Company Indemnified Person.

     Section 8.4. DAMAGES THRESHOLD.

          (a) Notwithstanding the foregoing, Buyer may not receive any indemnification under this Article 8 unless and until Damages in the aggregate amount are in excess of $2,000,000 and such amount is determined pursuant to this Article 8 to be payable; provided that this sentence shall not apply to Damages resulting from any breach of the representations and warranties contained in Sections 3.3 (Capitalization) and 3.16 (No Brokers), and the Company shall then only be liable for Damages in excess of such amount. The maximum aggregate liability of the Company pursuant to its indemnification obligations under this Article 8 shall be $100,000,000.

          (b) Notwithstanding the foregoing, the Company may not receive any indemnification under this Article 8 unless and until Damages in the aggregate amount are in excess of $2,000,000 and such amount is determined pursuant to this Article 8 to be payable, any Buyer shall then only be liable for Damages in excess of such amount. The maximum aggregate liability of Buyer pursuant to its indemnification obligations under this
     Article 8 shall be $100,000,000.

     Section 8.5. THIRD-PARTY CLAIMS.

          (a) If any third party shall notify any party (the "Third-Party Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other party (the "Third-Party Indemnifying Party") under this Article 8, then the Third-Party Indemnified Party shall promptly (and in any event within ten
     (10) business days after receiving notice of the Third-Party Claim) notify the Third-Party Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Third-Party Indemnifying Party from any of its obligations under this
     Article 8 except to the extent the Third-Party Indemnifying Party is materially prejudiced by such failure.

          (b) The Third-Party Indemnifying Party shall, upon receipt of such notice and upon its notifying the Third-

     Party Indemnified Party in writing that it shall indemnify all Third-Party Indemnified Parties in respect of such matter, be entitled to participate in or, at the Third-Party Indemnifying Party's option, assume at its own expense the defense, appeal or settlement of such Third-Party Claim with respect to which such indemnity has been invoked with counsel of its own choosing (who shall be reasonably satisfactory to the Third-Party Indemnified Party, PROVIDED, HOWEVER, that Willkie Farr & Gallagher, Latham & Watkins and Munger Tolles & Olson LLP are hereby deemed satisfactory to the Third-Party Indemnified Party), and the Third-Party Indemnified Party shall fully cooperate at the expense of the Third-Party Indemnifying Party with the Third-Party Indemnifying Party in connection therewith including contesting such Third-Party Claim or making any counterclaim against the person asserting such Third-Party Claim; provided, however, that if the Third-Party Indemnifying Party assumes the defense, appeal or settlement of such Third-Party Claim, the Third-Party Indemnified Party shall be entitled to employ one counsel to represent itself if an actual conflict of interest exists in the opinion of counsel to the Third-Party Indemnified Party between the Third-Party Indemnifying Party and the Third-Party Indemnified Party in respect of such Third-Party Claim and in that event the reasonable fees and expenses of one such counsel shall be paid by the Third-Party Indemnifying Party; and provided, further, that any Third-Party Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Third-Party Indemnifying Party that it intends to assume the defense, appeal or settlement of such Third-Party Claim, to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interest or that of the Third-Party Indemnifying Party until the date on which the Third-Party Indemnified Party receives such notice from the Third-Party Indemnifying Party. In the event that the Third-Party Indemnifying Party fails to assume the defense, appeal or settlement of such Third-Party Claim within twenty
     (20) days after receipt of notice thereof from the Third-Party Indemnified Party, such Third-Party Indemnified Party shall have the right to undertake the defense or appeal of or settle or compromise such Third-Party Claim on behalf of and for the account and risk of the Third-Party Indemnifying Party.

          (c) Except as set forth in the last sentence of Section 8.5(b) above, no claim or demand may be settled without the consent of the Third-Party Indemnifying Party, which consent shall not be unreasonably delayed or withheld. Unless the claim or demand seeks only dollar damages (all of which are to be paid by the Third-Party Indemnifying Party), no such claim or demand may be settled by the Third-Party Indemnifying Party without the consent of the Third-Party Indemnified Party, which consent shall not be unreasonably delayed or withheld.

     Section 8.6. REIT INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary, the Company shall have the remedies set forth in Exhibit G in addition to those set forth in this Article VIII in the event of a breach of the representations, certifications, warranties and/or covenants set forth in Exhibit G.

                                  ARTICLE IX.

                                   TERMINATION

     Section 9.1. TERMINATION. This Agreement may be terminated at any time by:

          (a) the mutual consent of Buyer and the Company;

          (b) either the Company or Buyer, in the event that Stockholder Approval shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof;

          (c) either the Company or Buyer, if the Board shall have withdrawn, modified or failed to make or refrained from making its recommendation that the stockholders of the Company approve the (i) Voting Proposals or (ii) any other item described in the Proxy Statement;

          (d) either the Company or Buyer, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the nonterminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within twenty (20) days following receipt by the nonterminating party of notice of such breach from the terminating party;

          (e) either the Company or Buyer, if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the consummation of this Agreement or any of the transactions contemplated hereby and such order shall have become final and nonappealable;

          (f) either the Company or Buyer, in the event the transactions contemplated by the Merger Agreement are not consummated by November 21, 2001.

          (g) the Company to allow the Company to enter into an agreement in accordance with Section 5.3(b) with respect to a Superior Proposal which the Board has determined is more favorable to the stockholders of the Company than the transactions contemplated hereby; PROVIDED that it has complied with all provisions thereof, including the notice provision therein, and that it makes simultaneous payment of the Termination Fee.

     Section 9.2. PROCEDURE AND EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either or both of the Company and Buyer pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.2 (Public Announcements), 5.9 (Confidentiality),
     9.3 (Expenses and Taxes), 10.2 (Governing Law), and 10.4 (Notices), and any related definitional, interpretive or other provisions necessary for the logical interpretation of such provisions, shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

          (b) In the event that (i) this Agreement is terminated pursuant to
     Section 9.1(b) or Section 9.1(f), or (ii) Buyer terminates this Agreement due to a breach by the Company of any representation, warranty, covenant or agreement pursuant to Section 9.1(d) as applicable to the Company, then Buyer shall become entitled to receive from the Company a termination fee of $1,000,000 (taking into account all legal and other costs and expenses incurred in connection with this Agreement) and in the event this Agreement is terminated by Buyer pursuant to Section 9.1(c) or by the Company pursuant to Section 9.1(g), then in any such case the Company shall pay simultaneously with such termination if pursuant to Section 9.1(g) and promptly, but in no event later than two business days after the date of such termination or event if pursuant to Section 9.1(c) a termination fee of $4,000,000 (taking into account all legal and other costs and expenses incurred in connection with this Agreement) (collectively, the "Termination Fee").

          (c) If Buyer shall have terminated this Agreement pursuant to Section 9.1(b) or Section 9.1(d) or Section 9.1(f) and within one year of any such termination (i) the Company shall have entered into a definitive agreement with respect to a Competing Transaction or a Competing Transaction with respect to the Company shall have been consummated or (ii) Legacy shall have entered into a definitive agreement with respect to a Legacy Competing Transaction or a Legacy Competing Transaction with respect to Legacy shall have been consummated, then in any such case the Company shall pay promptly, but in no event later than two business days after the date of such event to Buyer an additional termination fee of $3,000,000, which amount shall be payable by wire transfer to an account specified by Buyer.

          (d) The parties acknowledge that the agreements contained in the preceding paragraph are an integral part of the transactions contemplated by this Agreement and that without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due in accordance with the terms of such paragraph, and in order to obtain any such payment, Buyer commences a suit which results in a judgment against the Company for any such payment, the Company shall pay to Buyer its cost and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

     Section 9.3. EXPENSES AND TAXES.

          (a) The Company agrees to pay at the Closing the reasonable fees and expenses of Buyer, of up to $500,000, incurred in connection with the investigation and diligence of the Company and incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.

          (b) The Company will pay, and save and hold Buyer harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes) or recording fees, if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Securities or the Conversion Shares.

          (c) Except as set forth in this Agreement, whether or not the purchase of the Securities is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                                   ARTICLE X.

                                  MISCELLANEOUS

     Section 10.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.1, provided receipt of copies of such counterparts is confirmed.

     Section 10.2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

     Section 10.3. ENTIRE AGREEMENT. This Agreement, the Warrant, the Registration Rights Agreement, and the Voting Stockholders Agreement and the Schedules and Exhibits hereto contain the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. There are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

     Section 10.4. NOTICES. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

                           Price Enterprises, Inc.
                           17140 Bernardo Center Drive
                           Suite 300
                           San Diego, California 92128
                           Attention:  Gary B. Sabin and S. Eric Ottesen
                           Facsimile:  (858) 675-9405

         with a copy to:

                           Latham & Watkins
                           12636 High Bluff Drive
                           Suite 300
                           San Diego, California 92130
                           Attention:  Scott N. Wolfe, Esq.
                           Facsimile:  (858) 523-5450

or at such other address and to the attention of such other person as the Company may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

                           Warburg, Pincus Equity Partners, L.P.
                           466 Lexington Avenue, 10th Floor
                           New York, New York  10017
                           Attention:  Reuben S. Leibowitz
                           Facsimile:  (212) 716-5100

         with a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York  10019
                           Attention:  Steven A. Seidman, Esq.
                           Facsimile:  (212) 728-8111

     Section 10.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights hereunder to any Affiliate of Buyer in which Warburg, Pincus & Co. is the general partner.

     Section 10.6. HEADINGS. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

     Section 10.7. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto. Either party hereto may, in its sole discretion and only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

     Section 10.8. INTERPRETATION; ABSENCE OF PRESUMPTION.

          (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive and (v) provisions shall apply, when appropriate, to successive events and transactions.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section 10.9. SEVERABILITY. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     Section 10.10. FURTHER ASSURANCES. The Company and Buyer agree that, from time to time, whether before, at or after the Closing Date, each will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

     Section 10.11. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.




                            [signature page follows]

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                 PRICE ENTERPRISES, INC.

                                 By: /s/ S. ERIC OTTESEN
                                     -------------------------------------
                                     Name:  S. Eric Ottesen
                                     Title:  Senior Vice President


                                 WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                 By:  Warburg, Pincus & Co., its General Partner

                                 By: /s/ REUBEN S. LEIBOWITZ
                                     -------------------------------------
                                     Name:  Reuben S. Leibowitz
                                     Title:  Partner


                                 WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS,
                                   I, C.V.

                                 By:  Warburg, Pincus & Co., its General Partner

                                 By: /s/ REUBEN S. LEIBOWITZ
                                     -------------------------------------
                                     Name:  Reuben S. Leibowitz
                                     Title:  Partner


                                 WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS,
                                   II, C.V.

                                 By:  Warburg, Pincus & Co., its General Partner

                                 By: /s/ REUBEN S. LEIBOWITZ
                                     -------------------------------------
                                     Name:  Reuben S. Leibowitz
                                     Title:  Partner


                                 WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS,
                                   III, C.V.

                                 By:  Warburg, Pincus & Co., its General Partner

                                 By: /s/ REUBEN S. LEIBOWITZ
                                     -------------------------------------
                                     Name:  Reuben S. Leibowitz
                                     Title:  Partner

                                   EXHIBIT A



      BUYER                     NUMBER OF SHARES             PURCHASE PRICE

Warburg, Pincus Equity
Partners, L.P.                     16,996,404                  $94,500,000

Warburg, Pincus Netherlands
Equity Partners I, C.V.               539,568                   $3,000,000

Warburg, Pincus Netherlands
Equity Partners II, C.V.              359,712                   $2,000,000

Warburg, Pincus Netherlands
Equity Partners III, C.V.              89,928                     $500,000

                       Total       17,985,612                  $100,000,000







                                       56